Exhibit 10.1

Amendment No. RIB051O

AMENDMENT
TO THE
MASTER LOAN AGREEMENT

THIS AMENDMENT is entered into as of ______________________, 2014, between CoBANK, ACB (“CoBank”) and SOUTH DAKOTA SOYBEAN PROCESSORS, LLC, Volga, South Dakota (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated March 19, 2012 (such agreement, as previously amended, is hereinafter referred to as the “MLA”). CoBank and the Company now desire to amend the MLA. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1.    Section 9(H) of the MLA is hereby amended and restated to read as follows:

SECTION 9. Negative Covenants. Unless otherwise agreed to in writing by CoBank, while this agreement is in effect the Company will not:

(H) Dividends, Etc. Declare or pay any dividends, or make any distribution of assets to the stockholders, or purchase, redeem, retire or otherwise acquire for value any of its capital stock, or allocate or otherwise set apart any sum for any of the foregoing, except that in any fiscal year of the Company, the Company may pay dividends in an amount up to 75% of its consolidated net income for the prior fiscal year, provided that no Event of Default or Potential Default shall have occurred and be continuing or would result therefrom.

2.    Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBank, ACB	SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

By:	By:	/s/ Thomas Kersting
Title:	Title:	CEO